Exhibit 3.32

CERTIFICATE OF LIMITED PARTNERSHIP

OF

SUSSER PETROLEUM COMPANY, LP

A Texas Limited Partnership

The undersigned, Susser Management Company as General Partner desiring to form a limited partnership with SSP Partners, as Limited Partner, hereby certifies that:

(1) Name: The name of the Limited Partnership is Susser Petroleum Company, LP.

(2) Registered Office: The address of the Registered Office of the Partnership is 363 Sam Houston Parkway East, Suite 1770, Houston, Texas 77060.

(3) Registered Agent: The Registered Agent for service for this Limited Partnership is Sam L. Susser whose address is 363 Sam Houston Parkway East, Suite 1770, Houston, Texas 77060.

(4) Principal Office: The Principal Office of the Partnership and the place where records are to be kept is 363 Sam Houston Parkway East, Suite 1770, Houston, Texas 77060.

(5) The Partners: The General Partner is Susser Management Company, 4433 Baldwin Boulevard, Corpus Christi, Texas 78408.

(6) Effective Date: This Certificate of Limited Partnership shall be effective on the date of filing with the Secretary of State.

IN WITNESS WHEREOF, the undersigned affirms, under penalty of perjury, that this Certificate was executed on March 5th, 1999, and to the best of the knowledge and belief of the undersigned, the facts stated herein are true.

GENERAL PARTNER: SUSSER MANAGEMENT COMPANY

By:	/s/ Sam L. Susser
Sam L. Susser, President